EXHIBIT 2

Trading Plan

This Trading Plan, dated 19 December 2003 (the “Trading Plan”), between Nicola Chu Ming Nga (the “Buyer”) and Redwine & Co. (the “Broker”).

WHEREAS, the buyer desires to establish this Trading Plan to buy a certain amount of chinadotcom corporation’s (the “Issuer”) Class A Common Stock, par value $0.00025 per share (the “Common Stock”); and

WHEREAS, the buyer desires to engage Broker to effect purchase of shares of Common Stock in accordance with the Trading Plan;

Now, therefore, the buyer and broker hereby agree as follows:

1. Trading Requirements (Amount/Price/Date).

Broker shall effect a Purchase (each a “Purchase”) as per the attached appendix on Friday of every week of the Common stock trading on the Nasdaq National Market.

2. Effective Date/Termination.

This Trading Plan shall become effective on 19 December 2003 and shall terminate upon:

(a) 1,500,000 shares of the Buyer’s Common Stock have been purchased pursuant to this Trading Plan

(b) the death of the Buyer

(c) if at any time any trade contemplated hereunder shall result in a violation or adverse consequence under the applicable securities laws; and

(d) if the Issuer engages in an underwritten offering of its securities pursuant to the Securities Act of 1933 and the lead underwriter of such offering requires that the Issuer’s directors and executive officers enter into a market stand-off agreement.

(e) the end of March 2004

3. Modifications

This Trading Plan may be modified by the Buyer provided that such modification is in writing, made in good faith and not as part of a plan or scheme to evade prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and pre-cleared or acknowledged by the Issuer’s designated legal officer.

4. Market Disruption or other Disruption

Buyer understands that Broker may not be able to effect a Purchase due to a market disruption or a legal, regulatory or contractual restriction application to the Broker or to the relevant market. If any Purchase cannot be executed as required by paragraph 1 above due to a market disruption, a legal, regulatory or contractual restriction applicable to the Broker or any other event, Broker shall effect such Purchase as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event, provided, that, the Purchase complies that the Trading Requirements as provided in paragraph 1 above.

5. Buyer Representations and Warrants

Buyer represents and warrants that:

(a) Buyer is not aware at the time of his or her execution hereof of material nonpublic information with respect to the Issue or any securities of the Issue (including the Common Stock) and is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act.

(b) Buyer is currently able to buy shares of Common Stock in accordance with the Issuer’s insider trading policies and Buyer has obtained the written approval of the Issuer to enter into this Trading Plan.

6. Compliance with the Securities Laws

(a) It is the intent of the parties that this Trading Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Trading Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

(b) If applicable, buyer agrees to make all filings, if any, required under Sections 13(d) and 16 of Exchange Act.

7. Governing Law

This Trading Plan shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region.

In Witness whereof, the undersigned have signed this Trading Plan as of the date first written above.

/s/ Nicola Chu Ming Nga
Nicola Chu Ming Nga

/s/ J. Craighill Redwine
Redwine & Co.

Acknowledged

chinadotcom corporation

By:	/s/ Steven L. Chan
Name: Steven L. Chan
Title: General Counsel

Appendix

Number of shares need to be purchased	Target Price (US$)
Up to 20,000	7.50
Up to 50,000	7.00
Up to 200,000	6.50
Up to 300,000	6.00
Up to 400,000	5.50
Up to 530,000	5.00

Total : 1,500,000